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Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
SMC Corporation
at
$3.70 Net Per Share
by
Salmon Acquisition, Inc.,
a wholly owned subsidiary of
Monaco Coach Corporation

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
  AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 1, 2001,
  UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED JUNE 23, 2001 AMONG MONACO COACH CORPORATION, SALMON ACQUISITION, INC. AND SMC CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS TENDER THEIR SHARES (AS DEFINED HEREIN) IN THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 HEREOF) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 51% OF THE TOTAL NUMBER OF ISSUED AND OUTSTANDING SHARES AFTER ACCOUNTING FOR ANY OUTSTANDING OPTIONS THAT ARE EXERCISABLE PRIOR TO THE EFFECTIVE TIME (AS DEFINED HEREIN) (SUCH SHARES THE "FULLY DILUTED SHARES") ON THE DATE OF PURCHASE (SUCH CONDITION THE "MINIMUM CONDITION").

   THE COMPANY'S CHAIRMAN OF THE BOARD OF DIRECTORS, MATHEW M. PERLOT, AND ITS CHIEF EXECUTIVE OFFICER, CURTIS W. LAWLER, TOGETHER HELD ON JUNE 23, 2001 A TOTAL NUMBER OF SHARES WHICH CONSTITUTED MORE THAN 51% OF THE FULLY DILUTED SHARES OF THE COMPANY AS OF SUCH DATE. MESSRS. PERLOT AND LAWLER HAVE AGREED WITH PARENT PURSUANT TO CERTAIN SHAREHOLDER'S AGREEMENTS DATED JUNE 23, 2001 (THE "SHAREHOLDER'S AGREEMENTS") TO TENDER ALL OF THEIR SHARES IN THE TENDER OFFER. IF THEY SO TENDER AS REQUIRED BY THE SHAREHOLDER'S AGREEMENTS, IT IS ANTICIPATED THAT THE MINIMUM CONDITION WILL BE SATISFIED.

IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to Wells Fargo Bank Minnesota, N.A. (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares.

   A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in Section 2.

   Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") or to Salomon Smith Barney Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

The Dealer Manager for the Offer is:

Salomon Smith Barney
July 5, 2001

SUMMARY TERM SHEET

    Salmon Acquisition, Inc. is offering to purchase all of the outstanding common stock of SMC Corporation for $3.70 per share in cash. The following are some of the questions you, as a shareholder of SMC Corporation, may have and answers to those questions. This summary highlights important and material information from the Offer to Purchase but might not include all the information that is important to you. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included references to sections to direct you to a more complete description of the topics contained in this summary.

Who is offering to buy my shares?

  •
  Our name is Salmon Acquisition, Inc. We are an Oregon corporation formed for the purpose of making a tender offer for all of the outstanding shares of common stock of SMC Corporation. We are a wholly owned subsidiary of Monaco Coach Corporation, a Delaware corporation. See "Introduction" and Section 9—"Certain Information Concerning Parent and Purchaser"—of this Offer to Purchase.

What shares are being sought in the Offer?

  •
  We are seeking to purchase all of the outstanding shares of the common stock of SMC Corporation. See "Introduction" and Section 1—"Terms of the Offer"—of this Offer to Purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

  •
  We are offering to pay $3.70 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1—"Terms of the Offer"—of this Offer to Purchase.

Do you have the financial resources to make payment?

  •
  Monaco Coach Corporation, our parent company, will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the Offer. Monaco Coach Corporation plans to obtain some or all of the funds necessary to purchase the Shares pursuant to the Offer through borrowing under its existing credit facility with U.S. Bank N.A., and expects to obtain the balance of any required funds from internally generated funds of itself and its subsidiaries. The offer is not conditioned upon any financing arrangements. See Section 10—"Source and Amount of Funds"—of this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the offer?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares solely for cash,

  •
  the offer is not subject to any financing condition, and

  •
  if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

How long do I have to decide whether to tender in the offer?

  •
  You will have at least until 12:00 midnight, New York City time, on Wednesday, August 1, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—"Terms of the Offer"—and Section 2—"Procedures for Tendering Shares"—of this Offer to Purchase.

Can the offer be extended and under what circumstances?

    Yes. We can extend the offer from time to time on one or more occasions under the following circumstances:

  •
  We may in our discretion extend the offer for a period of time we believe necessary to cause the conditions to our offer to be satisfied, if on a scheduled expiration date any of the conditions to our offer are not satisfied;

  •
  We may in our discretion extend the offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the offer;

  •
  We may in our discretion extend the offer if all conditions to our offer have been met but the number of common shares tendered is less than 90% of the total number of then outstanding common shares, for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest expiration date that would be permitted under either of the two preceding bullet points; and

  •
  We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

    See Section 1—"Terms of the Offer"—of this Offer to Purchase.

How will I be notified if the offer is extended?

  •
  If we extend the offer, we will inform Wells Fargo Bank Minnesota, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer"—of this Offer to Purchase.

What are the most significant conditions to the offer?

    There is no financing condition to the offer; however:

  •
  We are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least 51% of the shares of SMC Corporation outstanding on a fully diluted basis.

  •
  We are not obligated to purchase any tendered shares if before the expiration of the offer there has occurred or been threatened any change, development, effect or circumstance that would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of SMC Corporation. See Section 12—"Purpose of the Offer; the Merger Agreement; Plans for the Company"—of this Offer to Purchase.

    The offer is also subject to a number of other conditions. See Section 13—"Certain Conditions of the Offer"—of this Offer to Purchase.

How do I tender my shares?

  •
  To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required, to Wells Fargo Bank Minnesota, N.A., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through the Depository Trust Company. If you cannot deliver something that is required to be delivered to Wells Fargo by the expiration of the tender offer, you may obtain a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by Wells Fargo within three Nasdaq Stock Market trading days. For the tender to be valid, however, Wells Fargo must receive the missing items within that three trading day period. See Section 2—"Procedures for Tendering Shares"—of this Offer to Purchase.

Until what time can I withdraw previously tendered shares?

  •
  You can withdraw shares at any time until the offer has expired. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1—"Terms of the Offer"—and Section 3—"Withdrawal Rights"—of this Offer to Purchase.

How do I withdraw previously tendered shares?

  •
  To withdraw shares, you (or your broker or bank if your shares were held in "street name") must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Wells Fargo while you still have the right to withdraw the shares. See Section 1—"Terms of the Offer"—and Section 3—"Withdrawal Rights"—of this Offer to Purchase.

WHAT DOES THE SMC CORPORATION BOARD OF DIRECTORS THINK OF THE OFFER?

  •
  WE ARE MAKING THE OFFER PURSUANT TO A MERGER AGREEMENT AMONG US, MONACO COACH CORPORATION AND SMC CORPORATION. THE SMC CORPORATION BOARD OF DIRECTORS APPROVED AND ADOPTED THE MERGER AGREEMENT, OUR TENDER OFFER AND OUR PROPOSED MERGER WITH SMC CORPORATION. THE BOARD OF DIRECTORS OF SMC CORPORATION HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF SMC CORPORATION AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES IN THE TENDER OFFER. SEE THE "INTRODUCTION" TO THIS OFFER TO PURCHASE.

What are your plans if you consummate the offer but all the shares are not tendered in the offer?

  •
  If we accept for payment and pay for at least 51% of the shares of SMC Corporation outstanding on a fully diluted basis, we intend to cause a merger to occur between us and with SMC Corporation in which all of the shareholders who did not tender their shares will receive $3.70 per share in cash. If that merger takes place, Monaco Coach Corporation will as a result thereof own all of the shares of SMC Corporation, and all other shareholders of SMC Corporation will receive $3.70 per share in cash (or any higher price per share that is paid in the offer).

  •
  It is not anticipated that there will be any appraisal rights available in connection with the offer. See Section 12—"Purpose of the Offer; the Merger Agreement; Plans for the Company"—of this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

  •
  If the merger takes place, shareholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right, if any, to pursue appraisal under Oregon law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares (unless appraisal rights apply to the merger, which is not anticipated, and you perfect your appraisal rights in compliance with Oregon law) is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of shareholders and of shares of SMC Corporation that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on Nasdaq Stock Market or any other securities exchange, and SMC Corporation may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7—"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations"—and Section 12—"Purpose of the Offer; the Merger Agreement; Plans for the Company"—of this Offer to Purchase.

What is the market value of my shares as of a recent date?

  •
  On June 22, 2001, the last trading day before SMC Corporation and Monaco Coach Corporation announced that they had signed the merger agreement, the last sale price of the shares reported on Nasdaq Stock Market was $3.00 per share. On July 2, 2001, the last sale price of the shares was $3.65 per share. We advise you to obtain a recent quotation for shares of SMC Corporation in deciding whether to tender your shares. See Section 6—"Price Range of the Shares; Dividends on the Shares"—of this Offer to Purchase.

To whom can I talk if I have questions about the tender offer?

  •
  You can call Innisfree M&A Incorporated at (888) 750-5834 (toll free) or Salomon Smith Barney Inc. at (800) 220-7501 (toll free). Innisfree is acting as the information agent and Salomon Smith Barney is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To:
The Holders of Common Stock of SMC Corporation:

INTRODUCTION

    Salmon Acquisition, Inc., an Oregon corporation (the "Purchaser") and wholly owned subsidiary of Monaco Coach Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all the outstanding shares of common stock (the "Shares") of SMC Corporation, an Oregon corporation (the "Company"), at a price of $3.70 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering shareholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. Purchaser will pay all fees and expenses of Salomon Smith Barney Inc. ("Salomon Smith Barney"), which is acting as dealer manager (the "Dealer Manager"), Wells Fargo Bank Minnesota, N.A., which is acting as the depositary (the "Depositary"), and Innisfree M&A Incorporated ("Innisfree"), which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 23, 2001 (the "Merger Agreement") among Parent, Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or the Company or any subsidiary of Parent or the Company or by shareholders, if any, who are entitled to and properly exercise appraisal rights under Oregon law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS TENDER THEIR SHARES IN THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH. THE COMPANY'S BOARD OF DIRECTORS HAS THE ABILITY UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE MERGER AGREEMENT TO WITHDRAW SUCH RECOMMENDATION.

    MCDONALD INVESTMENTS INC. ("MCDONALD") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF MCDONALD DATED JUNE 25, 2001 THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER

BY THE HOLDERS OF SHARES IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. SHAREHOLDERS ARE URGED TO, AND SHOULD, CAREFULLY READ THE SCHEDULE 14D-9 AND SUCH OPINION IN THEIR ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 HEREOF) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 51% OF THE FULLY DILUTED SHARES (AS DEFINED ON THE FRONT COVER OF THIS OFFER TO PURCHASE) ON THE DATE OF PURCHASE (AS DEFINED ON THE FRONT COVER OF THIS OFFER TO PURCHASE).

    THE COMPANY'S CHAIRMAN OF THE BOARD OF DIRECTORS, MATHEW M. PERLOT, AND ITS CHIEF EXECUTIVE OFFICER, CURTIS W. LAWLER, TOGETHER HELD ON JUNE 23, 2001 A TOTAL OF 4,035,700 SHARES, WHICH CONSTITUTED MORE THAN 51% OF THE FULLY DILUTED SHARES OF THE COMPANY AS OF SUCH DATE. MESSRS. PERLOT AND LAWLER HAVE AGREED WITH PARENT PURSUANT TO CERTAIN SHAREHOLDER'S AGREEMENTS DATED JUNE 23, 2001 (THE "SHAREHOLDER'S AGREEMENTS") TO TENDER ALL OF THEIR SHARES IN THE TENDER OFFER. IF THEY SO TENDER AS REQUIRED BY THE SHAREHOLDER'S AGREEMENTS, IT IS ACCORDINGLY ANTICIPATED THAT THE MINIMUM CONDITION WILL BE SATISFIED.

    Consummation of the Merger is subject to a number of conditions, including approval by shareholders of the Company, and Shares having been purchased pursuant to the Offer.

    The Company has informed Purchaser that, as of June 23, 2001, there were: (a) 5,745,599 Shares issued and outstanding; (b) 733,000 Shares subject to outstanding options to purchase Shares from the Company; and (c) approximately 6,478,599 Fully Diluted Shares (as defined on the cover of this Offer to Purchase). Based upon the foregoing and assuming that no Shares are otherwise issued after June 23, 2001, the Minimum Condition will be satisfied if at least 3,304,086 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that Purchaser accepts Shares for payment pursuant to the Offer. The Company's Chairman of the Board of Directors, Mathew M. Perlot, and its Chief Executive Officer, Curtis W. Lawler, who together held a total of 4,035,700 Shares, or approximately 70% of the Shares outstanding, on June 23, 2001, have agreed with Parent pursuant to the Shareholder's Agreements to tender all of their shares in the tender Offer. If Messrs. Perlot and Lawler tender their shares in accordance with the terms of the Shareholder's Agreements, and if the Company complies with certain covenants contained in the Merger Agreement not to issue any additional securities, the Minimum Condition should be satisfied. If the Minimum Condition is satisfied, and Purchaser accepts for payment Shares tendered pursuant to the Offer, Parent will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.  Terms of the Offer

    Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, August 1, 2001, unless and until Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, will expire.

    Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) if at the Expiration Date any of the conditions to Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, or (c) if all conditions to Purchaser's obligation to accept for payment and pay for Common Shares are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest expiration date that would otherwise be permitted by clause (a) or (b) of this sentence. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration to be paid pursuant to the Offer, (iii) amend or waive the Minimum Condition or impose additional conditions to the Offer, (iv) except as set forth in the preceding paragraph, extend the Offer, or (v) otherwise amend the Offer in any manner adverse to the holders of Shares.

    If by 12:00 midnight, New York City time, on Wednesday, August 1, 2001 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) except as set forth above with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) except as set forth above, to amend the Offer.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire news service. As used in this Offer to Purchase, "Business Day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

    Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

    During a Subsequent Offering Period, if any, tendering shareholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after August 1, 2001.

    PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

    The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Procedures for Tendering Shares

    Valid Tender.  For a shareholder validly to tender Shares pursuant to the Offer: (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. HOWEVER, ALTHOUGH DELIVERY OF SHARES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE DEPOSITARY'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF), PROPERLY COMPLETED AND DULY EXECUTED, WITH ANY REQUIRED SIGNATURE GUARANTEES, OR AN AGENT'S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS, MUST BE, IN ANY CASE, RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE PRIOR TO THE EXPIRATION DATE FOR A VALID TENDER OF SHARES BY BOOK-ENTRY. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    Guaranteed Delivery.  If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

      (a) such tender is made by or through an Eligible Institution;

      (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

      (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three Trading Days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three Trading Days after the date of execution of such Notice of Guaranteed Delivery. A "Trading Day" is any day on which the Nasdaq Stock Market ("Nasdaq") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Other Requirements.  Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of

(a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Appointment.  By executing a Letter of Transmittal (or facsimile thereof), (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

    Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    Backup Withholding.  In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding at a rate of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  Withdrawal Rights

    Except as otherwise provided in this Section 3 hereof, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, except (i) that tendered Shares may also be withdrawn at any time after September 3, 2001 unless accepted for payment before then as provided in this Offer to Purchase, and (ii) as provided below with respect to a Subsequent Offering Period.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    In the event Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.  Acceptance for Payment and Payment

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 hereof promptly after the Expiration Date. Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees; or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    If Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that Purchaser pay for Shares accepted for payment promptly after the Expiration Date)), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3 hereof.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2 hereof, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.  Certain U.S. Federal Income Tax Consequences

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or Merger and the shareholder's aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

    If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

    A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies under penalty of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2 hereof. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a shareholder, the Depositary is required to withhold 31% of any amounts which would otherwise be paid to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

    The foregoing discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code—such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  Price Range of the Shares; Dividends on the Shares

    The Shares are listed on Nasdaq under the symbol "SMCC", and have been at all times since January 20, 1995. The following table sets forth, for each of the periods indicated, the high and low closing sales prices per Share on Nasdaq and the amount of cash dividends paid per Share.

	Low	High	Common Stock Cash Dividends
Fiscal Year Ended December 31, 1999:
Second Quarter Ended June 30, 1999	$4.25	$5.375	—
Third Quarter Ended September 30, 1999	3.5625	5.75	—
Fourth Quarter Ended December 31, 1999	3.75	4.50	—
Fiscal Year Ended December 31, 2000:
First Quarter Ended March 31, 2000	3.75	4.625	—
Second Quarter Ended June 30, 2000	3.00	4.4375	—
Third Quarter Ended September 30, 2000	2.5625	3.75	—
Fourth Quarter Ended December 31, 2000	1.625	4.00	—
Fiscal Year Ending December 31, 2001:
First Quarter Ended March 31, 2001	2.125	4.25	—
Second Quarter (through July 2, 2001)	2.76	3.85	—

    On June 22, 2001, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on Nasdaq was $3.00 per Share. On July 2, 2001, the last reported sales price of the Shares on Nasdaq was $3.65 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations

    Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Nasdaq Listing.  Parent intends to cause the shares to be delisted from Nasdaq promptly upon completion of the Merger.

    Even if the Merger is not completed, if Shares are purchased pursuant to the Offer the Company may no longer meet the requirements for continued listing on Nasdaq, depending upon the number of Shares purchased pursuant to the Offer. According to Nasdaq's published guidelines, Nasdaq would consider disqualifying the Shares for listing on the Nasdaq National Market (though not necessarily from the Nasdaq SmallCap Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400 holders, or the market value of publicly held Shares over a 30 consecutive business day period is less than $5,000,000. Furthermore, Nasdaq would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, the number of publicly held Shares falls below 500,000, the total number of beneficial holders of round lots of Shares falls below 300, or the market value of publicly held Shares over a 30 consecutive business day period is less than $1,000,000. Shares held by officers or directors of the Company, or by any beneficial owner of more than 10% of the Shares, are not considered to be publicly held for this purpose. According to the Company, as of June 23, 2001, there were 5,745,599 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and the Shares are either no longer eligible for the Nasdaq National Market or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

    If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the level of interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

    Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    Margin Regulations.  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  Certain Information Concerning the Company

    The Company is an Oregon corporation with its principal offices at 20545 Murray Road, Bend, Oregon 97708, telephone number (541) 389-1144. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Company's principal business is manufacturing motor coaches.

    Certain Company Projections.  During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of sales and net income for the Company for the year 2001:

2001
(in thousands)
Sales	$178,492
Net Income	732

    The projections for fiscal year 2001 were based in part upon actual financial information for the first fiscal quarter ended March 31, 2001. The Company has advised Purchaser and Parent that the Company does not as a matter of course make public any projections as to future performance or earnings, and that the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent in connection with Parent's evaluation of the proposed acquisition of the Company by Parent pursuant to the Offer and Merger. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective and susceptible to interpretations and periodic revision based on actual experience and business developments. The Company has advised Parent and Purchaser that, although the projections are presented with numerical specificity, the projections reflect numerous assumptions made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or Purchaser. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties, risks and contingencies, including industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax, accounting and other matters. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The Company has informed Parent that the Company's actual financial results for the month of April 2001 were in fact lower than the Company's projection for that month, and that the Company expects its financial results for the second quarter to be lower than its projection for that quarter. The inclusion of the projections herein are not an indication that any of Parent, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections have not been adjusted to reflect the effects of the Offer or the Merger or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after consummation of the Merger.

    Available Information.  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Commission.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and Purchaser do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  Certain Information Concerning Parent and Purchaser

    Purchaser, an Oregon corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of Purchaser are owned by Parent.

    Parent is a Delaware corporation. The principal office of Parent is located at 91320 Industrial Way, Coburg, Oregon 97408, telephone (541) 686-8011. The principal office of Purchaser is located at care of Parent.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto.

    During the last five years, none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I to the Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

    Except as described in this Offer to Purchase, neither Purchaser nor Parent, nor, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Purchaser or Parent or any of the persons so listed, beneficially owns any equity security of the Company, and neither Purchaser nor Parent nor, to the knowledge of Purchaser or Parent, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase or the Schedule TO filed by Parent with the Commission and to which this Offer to Purchase constitutes an exhibit (the "Schedule TO"), (a) there have not been any contacts, transactions or negotiations between Purchaser or Parent, any of their respective subsidiaries or, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) neither Purchaser nor Parent nor, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10.  Source and Amount of Funds

    The Offer is not conditioned on any financing arrangements.

    The total amount of funds required by Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $24.5 million. Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Parent, either directly or through one or more wholly owned subsidiaries of Parent, to Purchaser. Parent plans to obtain some or all of the funds necessary to purchase the Shares pursuant to the Offer through borrowing under its existing credit facility (the "Credit Facility") with U.S. Bank N.A. ("U.S. Bank") and expects to obtain the balance of any required funds from internally generated funds of itself and its subsidiaries.

    In addition to the consideration to be paid by Purchaser to tendering shareholders pursuant to the Offer, Parent intends to borrow an additional estimated approximately $15 to 18 million under its Credit Facility for the purpose of refinancing the Company's credit facility (likewise with U.S. Bank).

    No alternative financing plans or arrangements have been made in the event that Parent is unable to obtain sufficient funds in connection with the Offer and the Merger through borrowings under the Credit Facility or from internally generated funds. Parent intends to repay borrowings under the Credit Facility from working capital and funds provided by future operations.

11.  Contacts and Transactions with the Company; Background of the Offer

    On February 16, 2001, the Company issued a press release disclosing that the Company had retained McDonald as its financial advisor to explore strategic alternatives for the Company.

    On March 13, 2001, McDonald contacted Parent to determine whether Parent might be interested in pursuing an acquisition of or other potential business combination with the Company. Parent indicated that it might be interested in such a transaction and, on March 21, 2001, Parent and McDonald, acting on behalf of itself and as agent for the Company, entered into a confidentiality agreement concerning information to be provided to Parent by McDonald and the Company. After signing the confidentiality agreement on March 26, 2001, McDonald provided general information and financial information concerning the Company to Parent for the purposes of determining whether it might be interested in pursuing a transaction with the Company. Parent retained Salomon Smith Barney as its exclusive financial advisor in connection with a possible transaction involving the Company.

    Following review of the information provided to it, and review of public information about the Company, on April 27, 2001 Parent provided to Mathew M. Perlot, Chairman of the Company, in care of McDonald, a non-binding indication of interest in acquiring the Company subject, among other things, to satisfactory completion of a due diligence process and execution of a definitive agreement. McDonald responded by indicating that the Company was interested in having further discussions with Parent.

    Senior management of Parent and the Company, together with representatives of McDonald and Salomon Smith Barney, Stoel Rives LLP ("Stoel Rives"), legal advisors to the Company, PricewaterhouseCoopers, independent auditors of Parent, and Ball Janik LLP, legal advisors to Mr. Perlot and Curtis W. Lawler, Chief Executive Officer of the Company, attended a meeting on May 10, 2001 at the offices of Stoel Rives in Portland, Oregon. The parties discussed a potential acquisition of the Company by Parent and the form such an acquisition might take, which discussion primarily focused on a potential purchase of all of the equity interest in the Company by Parent. The

Company indicated at that meeting that an acquisition by Parent of the assets of the Company would not be acceptable. At the meeting, it was agreed that Parent would be given further access to the Company's business information and the due diligence process began immediately.

    Also on May 10, 2001, management of Parent and Parent's representatives were granted access to a data room which contained due diligence information about the Company.

    At a regular meeting of Parent's Board of Directors held on May 17, 2001, a possible transaction with the Company was discussed. Messrs. Kay L. Toolson, Chairman and Chief Executive Officer, John W. Nepute, President, Richard E. Bond, Senior Vice President, Secretary and Chief Administrative Officer, and P. Martin Daley, Vice President and Chief Financial Officer of Parent, attended the meeting. Management discussed the findings of its due diligence to date and discussion ensued regarding the potential merits and risks of such a transaction. The Board affirmed the authority of Parent's officers to proceed with its due diligence process and authorized management to proceed with its investigation of a possible business transaction with the Company and negotiation of the terms of such a transaction. The Board of Directors indicated to management that the transaction should be structured as a cash tender offer.

    During the latter half of May and the first half of June, Parent continued its due diligence investigation of the Company, including visits to the Company's manufacturing facilities. On May 16, 2001, Stoel Rives sent an initial draft merger agreement to Parent and Wilson Sonsini Goodrich & Rosati ("WSGR"), counsel to Parent. On June 13, 2001, WSGR sent a revised version of the draft merger agreement to Stoel Rives reflecting comments by WSGR and Parent.

    Following plant visits and evaluation of the items presented in the data room and throughout the diligence process, and following receipt of a revised version of the draft merger agreement, on June 18, 2001, Parent's Board of Directors held a special telephonic meeting. Messrs. Toolson, Nepute, Bond and Daley, as well as representatives of WSGR, participated in the telephone meeting. Management presented the results of the due diligence investigation of the Company. Discussion ensued regarding the benefits and risks of a potential business combination with the Company and potential valuations of the Company. At the conclusion of the meeting, Parent's Board of Directors authorized Parent and its officers to make an offer to acquire the Company in the form of a cash tender offer up to a given per share price ceiling, to negotiate, execute and deliver a definitive acquisition agreement, and to that end to make all related filings with the Commission and take all other appropriate actions in furtherance of the foregoing.

    On June 18, pursuant to the Board's authorization and at Parent's direction, Salomon Smith Barney conveyed an offer to the Company. On June 19, Mr. Toolson subsequently held a telephone conversation with Mr. Perlot to discuss Parent's offer. After some price negotiation, and upon Mr. Perlot's agreement to reduce certain retirement payments which would have been due to him and to Mr. Lawler from the Company pursuant to certain retirement agreements between the Company and each of Mr. Perlot and Mr. Lawler, Mr. Toolson and Mr. Perlot ultimately agreed on an acquisition price of $3.70 per Share for all outstanding shares of the Company in the form of a cash tender offer and back end merger, subject to approval by the Company's Board of Directors.

    Legal advisors to each of the Company and Parent negotiated the terms of the Merger Agreement throughout the week of June 18.

    On June 21, 2001, the Company's Board of Directors held a meeting at which the Company's legal advisors and management updated the Company's Board of Directors on the status of negotiations with Parent and informed the Board of Directors that nearly all substantive issues had been resolved, the Company's legal advisors made a presentation to the Board of Directors regarding the fiduciary duties of the Board of Directors and reviewed with the Board of Directors the terms of the proposed merger agreement with Parent and the regulatory filings and approvals that would be required in connection with the proposed transaction, and McDonald made a financial presentation to the Board of Directors and rendered its written opinion to the Board of Directors to the effect that, as of that date, the per Share consideration was fair to the Company shareholders from a financial point of view. The Board of Directors adjourned its meeting and agreed to meet again on June 22, 2001.

    The Company's Board of Directors met again on June 22, 2001. The Company's legal advisors and management updated the Board of Directors on the status of negotiations with Parent and informed the Board of Directors that all substantive issues had been resolved. Afterwards, the Board of Directors by a unanimous vote of the directors present determined the Merger was fair to, and in the best interests of, the Company and its shareholders and approved the terms of the Merger Agreement and the transactions contemplated by the agreement, and authorized the execution of the Merger Agreement and recommended that Company shareholders tender all their shares in the Offer.

    On June 22, 2001, the last trading day before the Merger Agreement was signed, the closing price of Company Common Stock was $3.00 per Share.

    On Saturday, June 23, 2001, Parent and the Company executed the Merger Agreement. Mr. Perlot and Mr. Lawler, who together own approximately 70% of the Company's outstanding Common Stock, executed and delivered the Shareholder's Agreements agreeing to tender their Shares in the Offer. The agreement was announced in separate press releases issued by each of Parent and the Company prior to the open of the stock exchanges on Monday, June 25, 2001.

    During the Offer, Parent intends to have ongoing contacts and negotiations with the Company and its directors, officers and shareholders. Other than as to Mr. Richard A. Rouse, a director of Parent, who bought 5,000 Shares of the Company on October 21, 1998 at $5.00 per Share and sold all those Shares at a loss on June 15, 2000 for $3.1187 per Share, and as to Mr. Kay L. Toolson, the Chairman and Chief Executive Officer of Parent, who bought 10,000 Shares of the Company on dates ranging from October 16 to October 20, 1998 at an average purchase price of $4.99 per Share and sold all those Shares, along with an additional 100 Shares previously acquired by Mr. Toolson in 1995, at a loss on July 28, 2000 for $3.25 per Share, to the knowledge of Parent and Purchaser, there have not been any transactions during the past two years between Parent or Purchaser or their executive officers or directors on the one hand and the Company or any of its affiliates or any executive officer or director of the Company on the other hand that would be required to be disclosed pursuant to the rules and regulations of the Commission.

12.  Purpose of the Offer; the Merger Agreement; Plans for the Company

Purpose

    The purpose of the Offer and Merger is to enable Parent to acquire the entire equity interest in, and thus control of, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares or, if less, all Shares tendered and not withdrawn from the Offer, subject to the conditions set forth above. The purpose of the Merger is to acquire any and all outstanding Shares not tendered and purchased pursuant to the Offer.

Plans for the Company

    If the Minimum Condition and the other conditions to the Offer have been satisfied and Purchaser purchases all shares tendered pursuant to the Offer, Parent intends and will have the right to designate representatives to the Company's Board of Directors who will constitute a majority thereof and therefore control the Company. Following completion of the Offer and the Merger, Parent intends to integrate the Company's operations with those of Parent under the direction of Parent's management. Parent's principal reason for acquiring the Company is to complement Parent's operations and increase Parent's share of the Class A motor coach market. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", Purchaser will be merged with and into the Company, with the Company being the surviving corporation, and each issued Share (other than Shares owned by Parent, Purchaser, or the Company, or by a subsidiary of Parent, Purchaser or the Company, or by those shareholders, if any, who are entitled to and who properly exercise appraisal rights under Oregon law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

    Vote Required to Approve Merger.  The Oregon Business Corporation Act (the "OBCA") requires that, unless Purchaser has acquired 90% or more of the Shares pursuant to the Offer, the Merger must be approved by the holders of a majority of the shares of the Company's stock outstanding and entitled to vote on the question. Other than the Shares, there are no shares of any class of the Company's stock outstanding and the Company's Restated Articles of Incorporation do not contain any provision that would reduce the vote required by the Company's shareholders for approval of the Merger. Consequently, the Company will call and hold a meeting of its shareholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger. At such meeting all Shares then owned by Parent or Purchaser will be voted in favor of the approval of the Merger. If Purchaser acquires—through the Offer, the Merger Agreement or otherwise—voting power with respect to a majority of the outstanding Shares (which would be the case if the Minimum Condition (as defined on the cover of this Offer to Purchase) were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of the Company. The Company's Chairman of the Board of Directors, Mathew M. Perlot, and its Chief Executive Officer, Curtis W. Lawler, who together hold approximately 70% of the Shares outstanding on June 23, 2001, have agreed with Parent to tender all of their shares in the tender Offer.

    Conditions to the Merger.  The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the Offer shall have been completed; (b) if required (i.e. if, following completion of the Offer Purchaser owns less than 90% of the Shares), the Merger shall have been approved by a majority of the shareholders of the Company in accordance with the OBCA (the "Company Shareholders Approval") prior to the effective time of the Merger (the "Effective Time"); and (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other any nation or government, any state or other political subdivision thereof or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization (a "Governmental Authority") which prohibits or prevents the completion of the Merger (collectively, "Restraints") which has not been vacated, dismissed or withdrawn prior to the Effective Time.

    Termination of the Merger Agreement.  The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time of the Merger:

      (a) by mutual written consent of Parent and the Company (provided that after completion of the Offer and the election to the Company's Board of Directors of the directors designated by Parent (the "Board Designation Date"), the unanimous vote of the Independent Directors (as defined under "Board of Directors") shall also be required);

      (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

      (c) by Parent if:

         (i) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company (but not later than the expiration of the period, if any, by which the Offer is extended by Purchaser);

        (ii) any representation or warranty of the Company shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a "Material Adverse Effect", which is defined to mean any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances that have occurred during the period relevant to the determination of such Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and any Company's subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that effects of changes that arise from (i) any changes in economic, regulatory, or political conditions generally, (which changes do not disproportionately affect the Company in a material way), (ii) the United States securities markets, (iii) compliance with the Merger Agreement or pendency or completion of the transactions contemplated by the Merger Agreement and (iv) the effect of the public announcement of the transactions contemplated by the Merger Agreement, including any effect on customers or employees of the Company, shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur; or

        (iii) any representation or warranty of the Company shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under the Merger Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that such representation or warranty is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company (but not later than the expiration of the period, if any, by which the Offer is extended by Purchaser); provided, however, that the right to terminate the Merger Agreement pursuant to this subsection (c) shall not be available to Parent if Purchaser or any other affiliate of Parent shall acquire Shares pursuant to the Offer;

      (d) by Parent if, whether or not permitted to do so by the Merger Agreement, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement, the Merger or any of the transactions contemplated by the foregoing; (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the shareholders of the Company any Company Takeover Proposal (as defined below) or Alternative Transaction (as defined below); (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended that the shareholders of the Company tender their Common Shares in any tender or exchange offer that is an Alternative Transaction; (iv) the Board of Directors of the Company or any committee thereof shall have taken any position or made any disclosures to the Company's shareholders permitted pursuant to the section hereof entitled "No Solicitation" below which has the effect of any of the foregoing; or (v) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

      (e) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions to the Offer, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer, provided that if the failure to satisfy any of the conditions to the Offer shall be a basis for termination of the Merger Agreement under any other clause of this section entitled "Termination of the Merger Agreement", a termination pursuant to this clause (e) shall be deemed a termination under such other clause;

      (f)  by either Parent or the Company if the Offer shall not have been completed on or before August 11, 2001, provided that the right to terminate the Merger Agreement pursuant to this clause (f) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be completed by such time;

      (g) by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to Parent; or

      (h) by the Company in order to accept a Superior Proposal (as defined below) by a third party, provided (i) the Company has given Parent five business days advance notice of the Company's intention to accept such Superior Proposal, (ii) the Company shall in fact accept such third party Superior Proposal, (iii) the Company shall have paid the fee and expenses contemplated by the Merger Agreement, and (iv) the Company shall have complied in all respects with the provisions of the section hereof entitled "No Solicitation" below.

        No Solicitation.  The Merger Agreement provides that:

      (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of the Company's subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any Company's subsidiaries that if completed would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "Company Takeover Proposal"). Nothing contained in the Merger Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Company Takeover Proposal that is a Superior Proposal (as defined below) not solicited in violation of the Merger Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent (the "Confidentiality Agreement") or (ii) subject to compliance with the other terms of this section entitled "No Solicitation", considering and negotiating a bona fide Company Takeover Proposal that is a Superior Proposal not solicited in violation of the Merger Agreement. For purposes of the Merger

  Agreement, a "Superior Proposal" means any proposal made by a party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all the assets of the Company (other than a de minimis amount of assets not material to the conduct of the Company's business), on terms which the Board of Directors of the Company reasonably believes (after due consultation with a financial advisor of nationally recognized reputation, which may be McDonald) to be more favorable from a financial point of view to its shareholders than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of the Merger Agreement proposed by Parent and Purchaser. "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Company's subsidiaries and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company or any Company's subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and the Company's subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company's subsidiaries, other than the transactions contemplated by the Merger Agreement;

      (b) The Company shall immediately notify Parent and Purchaser after receipt of any Company Takeover Proposal, or any modification of or amendment to any Company Takeover Proposal, or any request for nonpublic information relating to the Company or any of the Company's subsidiaries in connection with a Company Takeover Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, a Company Takeover Proposal. Such notice to Parent and Purchaser shall be made orally and in writing, and shall indicate the identity of the person making the Company Takeover Proposal or intending to make the Company Takeover Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Company Takeover Proposal or modification or amendment to a Company Takeover Proposal, and whether the Company is providing or intends to provide the person making the Company Takeover Proposal with access to information concerning the Company as provided in the preceding paragraph. The Company shall also immediately notify Parent and Purchaser, orally and in writing, if it enters into negotiations concerning any Company Takeover Proposal.

      (c) Except as set forth in this section entitled "No Solicitation", neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer or the Company Proposals, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company

  determines in good faith, after due consultation with outside legal counsel, that the failure to do so constitutes a breach of its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Company Proposals, but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal and, in the case of any previously received Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Superior Proposal, modification or amendment.

      (d) Nothing contained in this section entitled "No Solicitation" shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, failure so to disclose could be determined to be a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the preceding paragraph, withdraw or modify, or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Company Proposals or approve or recommend, or indicate publicly its intention to approve or recommend, a Company Takeover Proposal.

    Fees and Expenses; Termination Fee.  The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    The Company has agreed that if the Merger Agreement is terminated pursuant to

         (i) paragraph (d) of the section entitled "Termination of the Merger Agreement" above;

        (ii) paragraph (h) of the section entitled "Termination of the Merger Agreement" above; or

        (iii) paragraph (e) or (f) of the section entitled "Termination of the Merger Agreement" above and, with respect to this clause (iii), (A) at the time of such termination, there shall be outstanding a clearly expressed Company Takeover Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any third party of a clearly expressed intention to make an Company Takeover Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) and (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 12 months following the date of such termination and such transaction shall at any time thereafter be completed on substantially the terms theretofore announced;

    then the Company shall pay to Parent the sum of $850,349 less any amounts paid to Parent under the following paragraph. Any payment required by this section shall be made as promptly as practicable but in no event later than two business days following termination of the Merger Agreement in the case of clause (i) above, upon termination of the Merger Agreement in the case of clause (ii) above and, in the case of clause (iii) above, upon completion of such Company Takeover Proposal.

    The Company has further agreed that if the Merger Agreement is terminated pursuant to paragraph (c)(i), (c)(ii), (e) or (f) of the section entitled "Termination of the Merger Agreement" above (and, in the case of paragraph (e) or (f), only when (A) there is a failure of a condition set forth in paragraph (g) of Section 13 entitled "Certain Conditions of the Offer" below with respect to representations and warranties made as of the date of the Merger Agreement, or (B) there is a failure under the conditions set forth in paragraphs (h) or (j) of Section 13 entitled "Certain Conditions of the Offer" below), the Company will pay to Parent, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement, the amount of all documented and reasonable costs and expenses incurred by Parent, Purchaser and their affiliates (including but not limited to fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) in an aggregate amount not to exceed $250,000 in connection with the Merger Agreement or the transactions contemplated thereby.

    Conduct of Business.  The Merger Agreement provides that:

    Except as set forth in the Company's disclosure letter, unless Parent shall otherwise consent in writing and except as expressly contemplated by the Merger Agreement or in the Company's disclosure letter, during the period from the date of the Merger Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause the Company's subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause the Company's subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and the Company's subsidiaries with persons with whom the Company or the Company's subsidiaries do significant business and (ii) without limiting the generality of the foregoing, neither the Company nor any of the Company's subsidiaries will:

      (A) amend or propose to amend its Articles of Incorporation or Bylaws (or similar organizational documents);

      (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company's subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company's subsidiaries, except for the issuance of shares pursuant to the exercise of Company options outstanding on the date of the Merger Agreement in accordance with their present terms;

      (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Company subsidiary (except that in no case may the Company or a Company subsidiary declare or pay any cross-border dividends), make or allow any Company subsidiary to make any cross-border capital contributions, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

      (D) (a) create or incur any indebtedness for borrowed money or issue any debt securities, except pursuant to the Company's credit agreements, loan agreements and equipment leases as in effect on the date of the Merger Agreement, or (b) make any loans or advances, except in the ordinary course of business consistent with past practice;

      (E) (a) sell, pledge, dispose of or encumber any assets of the Company or any of Company's subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) pledges to secure debt permitted under paragraph (D), (iii) dispositions of obsolete or worthless assets, and (iv) sales of immaterial assets not in excess of $150,000 in the aggregate); (b) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (c) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $150,000; (d) assume, guarantee (other than guarantees of obligations of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for (except for repurchase obligations entered into in the ordinary course of business in connection with flooring arrangements), the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (e) voluntarily incur any material liability or obligation (absolute, contingent or otherwise) except in the ordinary course of business consistent with past practice;

      (F) increase in any manner the compensation of any of its officers or employees (other than, except with respect to employees who are executive officers or directors, in the ordinary course of business reasonably consistent with past practice) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of the Merger Agreement and other than arrangements with new employees (other than employees who will be officers of the Company) hired in the ordinary course of business consistent with past practice and providing for compensation (other than equity-based compensation) and other benefits consistent with those provided for similarly situated employees of the Company as of the date hereof;

      (G) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company subsidiary or the Company;

      (H) except as may be required as a result of a change in law or as required by the SEC, change any of the accounting principles or practices used by it;

      (I) make any tax election or settle or compromise any material disputed tax liability;

      (J) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company contained in the Company's securities filings filed prior to the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice;

      (K) except to the extent necessary for the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in, and consistent with the provisions of, the section entitled "No Solicitation" above, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any Company subsidiary is a party;

      (L) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any material Company intellectual property rights, other than non-exclusive licenses, distribution agreements or other similar agreements entered into in the ordinary course of business and consistent with past practice;

      (M) enter into any new Company material contract or lease; modify, amend or terminate any existing Company material contract or lease; exercise any rights or options under any lease (including, without limitation, rights or options to extend the terms thereof or to expand or purchase any of the premises thereunder); waive any term or condition of any lease or any Company material contract or grant any consents thereunder; grant or otherwise create or consent to the creation of any lien, easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

      (N) other than actions permitted under the Merger Agreement, including but not limited to the section entitled "No Solicitation" above, take any action that the Company knows at the time of taking such action would likely result in any of the conditions to the Offer set forth in Section 13 entitled "Certain Conditions of the Offer" below not to be satisfied; or

      (O) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect at or prior to the Effective Time.

    The Company shall, and the Company shall cause each of the Company's subsidiaries to, comply with all laws and Company material contracts applicable to it or any of its properties, assets or business and to maintain in full force and effect all the Company permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect.

    Board of Directors.  Promptly upon the purchase by Parent of Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this section such Common Shares as are accepted for payment pursuant to the Offer, but excluding Common Shares held by the Company) bears to the number of Common Shares outstanding. At such time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with the terms of this section and to cause Parent's designees so to be elected; provided, however, that, in the event that Parent's designees are elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two directors who were directors on the date of the Merger Agreement, one of whom will be Mathew M. Perlot and one of whom will be a director who is neither an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (such directors the "Independent Directors"). Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Securities Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this section and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or in an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) the information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this section. Parent will supply the Company, and be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in the Merger Agreement to the contrary, subsequent to the election of the directors designated by Parent referred to in the first sentence of this section to the Company's Board of Directors and prior to the Effective Time, the unanimous vote of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the

Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, (iii) extend the time for performance of Parent's obligations under the Merger Agreement, (iv) take any other action by the Company in connection with the Merger Agreement required to be taken by the Board of Directors of the Company, or (v) amend the Company's Restated Articles of Incorporation or the Company's Restated Bylaws, each as in effect on the date of the Merger Agreement.

    Stock Options.  The Merger Agreement provides that each option outstanding immediately prior to the Effective Time to purchase Common Shares (a "Company Option") under the Company's 1994 Stock Incentive Plan (as amended to the date of the Merger Agreement) (the "1994 Plan") or any other stock option plan or agreement of the Company, whether or not then vested or exercisable, shall at the Effective Time be automatically converted in its entirety into and represent solely the right to receive an amount in cash equal to the positive difference, if any, between the Price Per Share and the per share exercise price of the Company Option multiplied by the number of Common Shares for which the Company Option was exercisable immediately prior to the Effective Time, subject to reduction only for any applicable withholding taxes. Except with respect to the right to receive an amount in cash as set forth in the preceding sentence, each such Company Option shall at the Effective Time be automatically cancelled and terminated and of no further force or effect, and except as set forth in the preceding sentence the holder thereof shall receive no consideration in connection with such cancellation and termination. The Company has represented to Parent and Purchaser that all outstanding Company Options have exercise prices in excess of the Price Per Share. As a consequence, no consideration will be paid by Purchaser to holders of Company Options in connection with the Offer or Merger.

    Employee Benefit Matters.  The Merger Agreement provides that the Company and all Company subsidiaries agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements (other than (i) the individual retirement agreements, as amended, between the Company and Mathew M. Perlot and the Company and Curtis W. Lawler, (ii) the individual change of control agreements between the Company and William L. Rich, the Company and Steven D. Bettis, and the Company and L. Michael Cary, and (iii) that certain severance plan established by the Board of Directors of the Company on February 21, 2001 for certain key employees of the Company), no later than the business day prior to the Effective Date unless Parent provides written notice to Company that any such plans, programs or arrangements shall not be terminated. Furthermore, the Company and all Company subsidiaries agree to take corporate action to terminate any and all plans intended to include a Code Section 401(k) arrangement no later than the business day prior to the day the Company becomes a member of the Parent's controlled group of corporations, as defined in Section 1563(a) of the Code (the "Controlled Group Date") unless Parent provides written notice to Company that any such 401(k) plans shall not be terminated. The Company has acknowledged that the Controlled Group Date may be prior to the Effective Time and that it is the Company's sole responsibility to ensure that corporate action is taken to terminate any and all 401(k) plans at least one business day prior to the Controlled Group Date. Unless Parent provides written notice to the Company instructing the Company not to terminate its group severance, separation or salary continuation plans, programs or arrangements and/or 401(k) plans, the Company shall provide Parent with evidence that such plans, programs or arrangements have been terminated pursuant to resolutions of the Company's Board of Directors. The Company also shall take such other actions in furtherance of terminating such plans, programs or arrangements as Parent may reasonably require.

    The Merger Agreement further provides that as of the Effective Time, Parent shall cause the surviving corporation to honor and satisfy all obligations and liabilities with respect to employee plans. Notwithstanding the foregoing, the surviving corporation shall not be required to continue any particular employee plan after the Effective Time, and any employee plan may be amended or terminated in accordance with its terms and applicable law. To the extent that any employee plan is terminated or amended after the Effective Date so as to eliminate the future benefits that are being provided with respect to participants thereunder, Parent shall arrange for each individual who is then a participant in such terminated or amended plan to participate in a Parent benefit plan ("Parent Benefit Plan"), to the extent similarly situated employees of the Parent participate in such Parent Benefit Plan, in accordance with the eligibility criteria thereof, provided that (i) such participant shall receive full credit for years of service with the Company or any of the Company subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the applicable employee plan (other than for sabbatical benefits and for benefit accrual purposes under any defined benefit pension plan), including, but not limited to, recognition of service for eligibility, vesting (including acceleration thereof pursuant to the terms of the applicable employee plan), and entitlement to commence benefits, provided, however, that no service credit for benefit accrual purposes shall be provided in any circumstance that would result in duplicative accrual of benefits, and provided, further, that relevant insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent, provided, however, that Parent shall use its best efforts to ensure that the Company's employees who become Parent's employees as of the Effective Date shall be given the opportunity to participate in Parent's 401(k) plan, subject to the terms and conditions of such plan, within thirty (30) days after the Effective Date, (ii) Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the employee plans) and eligibility waiting periods under any group health plans to be waived with respect to such participant and his or her eligible dependents, provided, however, that the relevant insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent, and (iii) Parent shall cause the Parent Benefit Plans that are group welfare plans to provide such participant with credit towards any applicable deductibles, co-payments and similar exclusions for expenses incurred prior to the Effective Time, provided, however, that the relevant insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent. The provisions of this section are described solely for purposes of disclosure, and the corresponding provisions of the Merger Agreement constitute an obligation solely to the Company, and neither are intended to and nor do they create rights in any person other than the Company itself (i.e. do not create any third party beneficiary rights).

    Indemnification and Insurance.  The Merger Agreement provides that from and after the Effective Time, the surviving corporation shall indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of the Company subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Oregon law, the Company's Restated Articles of Incorporation and Restated Bylaws, as each is in effect on the date of the Merger Agreement, for acts and omissions (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or arising out of the Offer documents or (y) otherwise with respect to any acts or omissions occurring or arising at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in Section 60.397 of the OBCA.

    In addition, Parent will provide, or cause the surviving corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring or arising at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the surviving corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    The portion of the Merger Agreement corresponding to this section is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the surviving corporation. Parent has guaranteed the performance by the surviving corporation of the indemnified obligations pursuant to the portion of the Merger Agreement corresponding to this section.

    Reasonable Best Efforts.  The Merger Agreement provides that, subject to the terms and conditions thereof, the Company, Parent and Purchaser each agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, but not limited to, obtaining all consents from Governmental Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, the Company, Parent and Purchaser have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing of the Merger set forth in the Merger Agreement.

    Representations and Warranties.  The Merger Agreement contains various customary representations and warranties, including representations relating to: corporate organization and good standing; capitalization; authorization to enter into the Merger Agreement; compliance with laws; financial statements; litigation; material contracts and compliance therewith; employee benefit plans; taxes; intellectual property; labor matters; owned and leased premises; environmental matters; product liability and recalls; customers; interested party transactions; and various other matters.

    Procedure for Amendment, Extension, Waiver or Termination.  The Merger Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and after the Company Shareholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) subject to the proviso of the previous paragraph, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to, and is in no way intended to modify, supplement or supersede the terms and conditions of, the Merger Agreement, a copy of which is filed as Exhibit 99.(d)(1) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

The Confidentiality Agreement

    Pursuant to that certain letter agreement dated March 21, 2001 by and among Parent and McDonald, on behalf of itself and as agent for the Company, concerning confidentiality (the "Confidentiality Agreement"), the Company and Parent agreed to keep confidential certain information provided by the Company or its representatives. The Confidentiality Agreement also contains customary standstill provisions. The Merger Agreement provides that the Confidentiality Agreement remains in force and effect according to its terms.

Appraisal Rights

    No dissenters' rights are available in connection with the Offer. Under the OBCA, dissenters' rights are not available in a merger to holders of any shares of any stock which, like the Company's common stock, are listed for quotation on the Nasdaq National Market System. Accordingly, if the Company's common stock remains listed on the Nasdaq National Market System following completion of the Offer, the Company's shareholders will have no dissenters' rights in connection with the Merger. If, however, the Company's common stock is not quoted on the Nasdaq National Market System on the record date for determining shareholders eligible to vote on the Merger, shareholders of the Company may have certain rights under the OBCA to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting shareholders would be entitled to received payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Oregon court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

    The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to Section 60.551 through 60.594 of the OBCA.

Going-Private Transactions

    The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

13.  Certain Conditions of the Offer

    The Merger Agreement provides that, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time after the date of the Merger Agreement and before the time of payment for any Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

      (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a law shall have been promulgated or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or completion of the Offer or the completion of the Merger, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares purchased by Purchaser pursuant to the Offer or the Merger on all matters properly presented to the shareholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

      (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or completion of the Offer or completion of the Merger, or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

      (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

      (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on Nasdaq (other than any coordinated trading halt as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

      (e) Parent and the Company shall have agreed that Purchaser shall amend the Offer, terminate the Offer or postpone the payment for Shares pursuant to the Offer; or

      (f)  any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct prior to the closing of the Merger (other than representations and warranties made as of a specified date) (in each case without, for this purpose, giving effect to qualifications of materiality contained in such representation and warranties), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement in all material respects; provided, however, that such breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company; provided, further that no such 5-day cure period shall require extension of the Offer beyond the 20 business days extension period permitted under the Agreement; or

      (g) Parent shall not have received an officer's certificate from the Company, executed by the Company's Chairman of the Board and by the Company's Chief Executive Officer, dated as of the expiration date of the Offer, certifying that all of the representations and warranties made by the Company in the Merger Agreement were true and correct when made and continue to be true and correct as of the date of such certificate (other than representations and warranties made as of a specified date, as to which shall be certified that such representations and warranties were true and correct as of such date) (in each case without, for this purpose, giving effect to qualifications of materiality contained in such representation and warranties), and that the Company has performed each obligation and agreement and complied with each covenant to be performed and complied with under the Merger Agreement in all material respects; or

      (h) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Company Takeover Proposal or shall have resolved to do any of the foregoing; or

      (i)  any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

      (j)  either Mathew M. Perlot or Curtis W. Lawler shall have materially breached any representation or warranty, or materially failed to perform or announced any intention to materially fail to perform any material agreement or covenant, of such person under the shareholder's agreements entered into by such persons with Parent.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    If the Offer is terminated pursuant to the foregoing provisions, all tendered Shares not accepted for payment shall be promptly returned to the tendering shareholders.

14.  Certain Legal Matters

    Except as described in this Section 14, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Authority that would be required or desirable for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 14) Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 13 for a description of certain conditions to the Offer.

    State Takeover Laws.  The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, PROVIDED that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in and is incorporated under the laws of such state. The Company is incorporated under the laws of the State of Oregon.

    In general, Sections 60.825 to 60.845 of the OBCA prevent an "interested shareholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with an Oregon corporation for a period of three years following the date such person became an interested shareholder unless prior to the date that such shareholder became an interested shareholder the board of directors of the company approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. As a result, and irrespective of the constitutionality of these provisions, since the Company's Board of Directors has approved the Merger Agreement these provisions of the OBCA will not prevent Purchaser from completing the anticipated Merger with the Company.

    An additional Oregon takeover statute is found in Sections 60.801 to 60.816 of the OBCA (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an "issuing public corporation" (a corporation with one hundred or more shareholders, its principal place of business in Oregon, and either ten percent or ten thousand of its shareholders in Oregon) in a transaction that results in the Acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition except in certain circumstances. Under Oregon law a corporation may provide in its Articles of Incorporation or Bylaws that the Control Share Act does not apply to the corporation. The Company's Bylaws provide that the Control Share Act does not apply to acquisitions of the Company's voting shares and thus does not apply to the Offer and the Merger.

    Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

Antitrust

    United States Antitrust Law.  Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the Offer, the acquisition of Shares under the Offer may be consummated without any need for Parent to file an HSR Notification and Report Form (an "HSR Filing") with respect to the Offer with the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC").

    Despite the face that no HSR Filing will be required in order to complete the Offer and the Merger, the Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    Other Foreign Laws.  The Company and Parent and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. Purchaser and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any foreign Governmental Authority takes any action prior to the completion of the Offer that might have certain adverse effects, Purchaser will not be obligated to accept for payment or pay for any Shares tendered.

15.  Fees and Expenses

    Salomon Smith Barney is acting as Dealer Manager for the Offer and as financial advisor to Parent in connection with Parent's proposed acquisition of the Company, for which services Salomon Smith Barney will receive customary compensation. Parent also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent and Purchaser have retained Innisfree to act as the Information Agent and Wells Fargo to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.  Miscellaneous

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                      SALMON ACQUISITION, INC.

July 5, 2001

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND THE PURCHASER

1.  Directors and Executive Officers of Parent.

    The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Except as indicated below, the business address of each such director or executive officer is Monaco Coach Corporation, 91320 Industrial Way, Coburg, Oregon 97408. Unless otherwise indicated below, each of the following persons are citizens of the United States.

Name and Position with Parent	Present Principal Occupation or Employment and Employment History
Kay L. Toolson, Chairman and Chief Executive Officer	Chief Executive Officer of Parent since 1986 and Chairman of Parent since July 1993.
John W. Nepute, President
President of Parent since October 2000; Executive Vice President, Treasurer and Chief Financial Officer from September 1999 to October 2000; Vice President of Finance, Treasurer and Chief Financial Officer from 1993 to September 1999.
Richard E. Bond, Senior Vice President, Secretary and Chief Administrative Officer
Senior Vice President, Secretary and Chief Administrative Officer of Parent since September 1999; Vice President, Secretary and Chief Administrative Officer of Parent from August 1998 to September 1999; Vice President, Secretary and General Counsel of Parent from February 1997 to August 1998; Vice President, Secretary and General Counsel of Holiday Rambler from 1987 to September 1996.
Martin W. Garriott, Vice President and Director of Oregon Manufacturing	Vice President and Director of Oregon Manufacturing of Parent since January 1997; Vice President of Corporate Purchasing of Parent from October 1994 to December 1996.
Irvin M. Yoder, Vice President and Director of Indiana Manufacturing	Vice President and Director of Indiana Manufacturing of Parent since August 1998; Director of Indiana Motorized Manufacturing of Parent from March 1996 to July 1998.
Patrick F. Carroll, Vice President of Product Development	Vice President of Product Development of Parent since August 1998; Director of Product Development of Parent from October 1995 to August 1998.
P. Martin Daley, Vice President and Chief Financial Officer	Vice President and Chief Financial Officer of Parent since October 2000; Corporate Controller of Parent from March 1996 to October 2000.
Michael J. Kluger Director c/o Liberty Partners, Inc. 1370 Avenue of the Americas New York, NY 10017
Director of Parent since 1993; Founding Partner of Liberty Partners, L.P. whose general partner is Liberty Capital Partners, Inc., a New York investment management firm, and has served as a Managing Director since August 1992.

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Carl E. Ring, Jr., Director c/o Liberty Partners, Inc. 1370 Avenue of the Americas New York, NY 10017
Director of Parent since 1993; Founding Partner of Liberty Partners, L.P. whose general partner is Liberty Capital Partners, Inc., a New York investment management firm, and has served as a Managing Director since September 1992.
Richard A. Rouse, Director 25919 Dark Creek Road Calabasas, CA 91302	Director of Parent since July 1993; Currently, Mr. Rouse is a private investor; Chairman of Emergency Road Service, Inc., a nationwide roadside assistance company, from 1991 to 1998.
Roger A. Vandenberg, Director c/o Cariad Capital, Inc. 188 Benefit Street Providence, RI 02903	Director of Parent since March 1993; President of Cariad Capital, Inc. since January 1992 and Managing Director of Narragansett Capital, Inc., a private investment firm, since 1986.

2.  Directors and Executive Officers of Purchaser.

    The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Salmon Acquisition, Inc., in care of Monaco Coach Corporation at 91320 Industrial Way, Coburg, Oregon 97408

Name and Position with Purchaser	Present Principal Occupation or Employment and Employment History
Kay Toolson, Chairman of the Board	Chairman of the Board of Purchaser since June 2001; Chief Executive Officer of Parent since 1986 and Chairman of Parent since July 1993.
John Nepute, President and Director
President and Director of Purchaser since June 2001; President of Parent since October 2000; Executive Vice President, Treasurer and Chief Financial Officer from September 1999 to October 2000; Vice President of Finance, Treasurer and Chief Financial Officer from 1993 to September 1999.
Richard E. Bond, Secretary and Director
Secretary and Director of Purchaser since June 2001; Senior Vice President, Secretary and Chief Administrative Officer of Parent since September 1999; Vice President, Secretary and Chief Administrative Officer of Parent from August 1998 to September 1999; Vice President, Secretary and General Counsel of Parent from February 1997 to August 1998; Vice President, Secretary and General Counsel of Holiday Rambler from 1987 to September 1996.
P. Martin Daley, Chief Financial Officer	Chief Financial Officer of Purchaser since June 2001; Vice President and Chief Financial Officer of Parent since October 2000; Corporate Controller of Parent from March 1996 to October 2000.

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    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

WELLS FARGO BANK MINNESOTA, N.A.

By Mail:	Or Hand Deliver to:
Wells Fargo Bank Minnesota, N.A. ("Exchange Agent") Shareholder Services Reorganization Department P.O. Box 64858 St. Paul, MN 55164-0858	Wells Fargo Bank Minnesota, N.A. Shareholder Services 161 North Concord Exchange Street South St. Paul, MN 55075-1139

To call for additional information,
1-800-468-9716

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free (888) 750-5834

The Dealer Manager for the Offer is:

Salomon Smith Barney
388 Greenwich Street
New York, New York 10013

Call Toll-Free (800) 220-7501

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER